UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 6, 2016 (January 5, 2016)

CAREY CREDIT INCOME FUND 2016 T
(Exact Name of Registrant as Specified in Charter)

Delaware	814-01094	47-2016837
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

50 Rockefeller Plaza
New York, New York		10020
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (212) 492-1100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.    Results of Operations and Financial Condition.
On January 5, 2016, Carey Credit Income Fund 2016 T (the “Company”) decreased its public offering price from $9.55 per share to $9.25 per share. The decrease in the public offering price will be effective as of the Company’s January 7, 2016 weekly closing and first applied to subscriptions received in good order from December 30, 2015 through January 5, 2016.
In accordance with the Company’s previously disclosed share pricing policy, the Company’s board of trustees determined that a reduction in the public offering price per share was warranted following a decline in the Company’s net asset value per share below 97.5% of the public offering price, net of sales load. As a result of the decrease in the Company’s public offering price, the maximum sales load and net proceeds per share will be approximately $0.53 per share and $8.72 per share, respectively.
The Company will maintain the amount of weekly cash distributions payable to shareholders of $0.01286 per share as declared by the board of trustees, resulting in an annual distribution rate of 7.23% (based on the $9.25 per share public offering price).
A copy of the press release announcing the change in public offering price is attached hereto as Exhibit 99.1 and is incorporated herein by reference.
Item 9.01.    Financial Statement and Exhibit.
(d) Exhibits

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release dated January 6, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, thereunto duly authorized.

CAREY CREDIT INCOME FUND 2016 T

Date: January 6, 2016	By:	/s/ Paul S. Saint-Pierre
PAUL S. SAINT-PIERRE
Chief Financial Officer

EXHIBIT INDEX

EXHIBIT NUMBER	DESCRIPTION
99.1	Press release dated January 6, 2016.